Exhibit 99.1

Adverum Biotechnologies Reports Recent Business Progress and
Third Quarter 2020 Financial Results

-- Company to host conference call and webcast with KOLs to discuss new data from Cohorts 1-4 of OPTIC Phase 1 trial of ADVM-022 for wet AMD on
November 14, 2020 at 7:30 am PT –

-- FDA removes partial clinical hold on ADVM-022 --

-- Planning to start a pivotal trial for ADVM-022 in wet AMD mid-2021 --

-- INFINITY Phase 2 trial for ADVM-022 enrolling patients with DME;
Data expected 2H21 --

REDWOOD CITY, CA, November 5, 2020 – Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage gene therapy company targeting unmet medical needs in ocular and rare diseases, today reported recent business progress and financial results for the third quarter ended September 30, 2020.

“We are continuing execution and progress across our organization as preparations are underway for us to become a late-stage gene therapy company next year with two programs underway for ADVM-022, in wet AMD and DME,” said Laurent Fischer, M.D., chief executive officer of Adverum. “We believe that ADVM-022 has the potential to reduce the treatment burden for the millions of patients living worldwide with these chronic ocular diseases with a potential “one and done” treatment. The FDA’s recent removal of the partial clinical hold is an important milestone achievement as we intend to initiate our pivotal trial for ADVM-022 in wet AMD in mid-2021. Based on the positive data from OPTIC in wet AMD and the progress with INFINITY in DME, we are preparing to meet with regulators to discuss our development plans for ADVM-022 in order to accelerate our development, manufacturing, and future commercial launch plans for this therapy. We continue to expand our team of leaders as we establish world-class capabilities across operational functions to plan for future opportunities to deliver novel gene therapies to patients.”

Recent Progress

•Adverum has received notification that the U.S. Food and Drug Administration (FDA) has removed the partial clinical hold on ADVM-022 after the company provided the agency with the requested information related to CMC. The partial hold did not affect the INFINITY Phase 2 trial for DME or current doses evaluated in the OPTIC Phase 1 trial for wet AMD. Adverum plans to meet with the agency to discuss the company’s plans for pivotal trials to support the filing of a Biologics License Application (BLA) for ADVM-022 in wet AMD.
•Adverum raised approximately $203.4 million in net proceeds from an underwritten public offering in August 2020.
•Thomas Kochy joined Adverum as vice president, commercial and program strategy. Mr. Kochy has program leadership, product marketing, and sales management expertise, including 10 years of experience in Genentech’s Ophthalmology franchise.
•Christopher J. Morrison, Ph.D. joined Adverum as vice president, process science. Dr. Morrison has 10 years of pharmaceutical industry experience and has a background in gene therapy, recombinant adeno-associated viral vector (rAAV) process development, and clinical manufacturing.

Future Plans
ADVM-022 in wet AMD
•Present new clinical data from Cohorts 1-4 of OPTIC Phase 1 trial during KOL call and webcast on November 14, 2020
•Initiate a pivotal trial mid-2021

ADVM-022 in DME
•Present clinical data from INFINITY Phase 2 trial in the second half of 2021

Manufacturing
•Initiating process scale-up from 200L to 1000L scale to support the potential future commercial product launch of ADVM-022
•Beginning to plan for in-house GMP capabilities with initiation of site selection

Adverum Webcast with Key Opinion Leaders:
On Saturday, November 14, the Company will host a webcast with Key Opinion Leaders to review new OPTIC data in lieu of a quarterly conference call this quarter.
Date: November 14, 2020
Time: 7:30 – 9:00 am PT (10:30 am – 12:00 pm ET)
Presenters:
•Carl Regillo, M.D., F.A.C.S, chief of retina services at Wills Eye Hospital and investigator in the OPTIC Phase 1 trial
•Steven Yeh, M.D., associate professor, director, section of uveitis and ocular immunology, Emory Eye Center

•David S. Boyer, M.D., senior partner, Retina-Vitreous Associates Medical Group and adjunct clinical professor of ophthalmology, University of Southern California/ Keck School of Medicine, Los Angeles, investigator in the OPTIC Phase 1 trial

The live video webcast will be accessible under Events and Presentations in the Investors section of the company's website. To participate in the conference call, dial 1-877-705-6003 (domestic) or 1-201-493-6725 (international) and refer to the “Adverum Biotechnologies’ OPTIC Clinical Data Discussion Conference Call.” It is recommended call participants dial in 15 minutes in advance. The archived audio webcast will be available on the Adverum website following the call and will be available for 30 days.

Presentation of Existing OPTIC Data:
Event: Retina Subspecialty Day 2020 Virtual Meeting
Title: Intravitreal Gene Therapy with ADVM-022 for Neovascular AMD: OPTIC Phase 1 Study
Date: November 13, 2020
Time: 2:15 pm PT
Presenter: Carl Regillo, M.D., F.A.C.S, chief of retina services at Wills Eye Hospital
Presentation: At the beginning of Dr. Regillo’s presentation, Adverum plans to post the presentation under Events and Presentations in the Investors section of the company’s website.

Presentation of Existing OPTIC Data:
Event: AAO 2020 Virtual Meeting
Title: Phase 1 Study of Intravitreal Gene Therapy with ADVM-022 for Neovascular AMD (OPTIC Trial Cohorts 1-4, from the August 10, 2020 data presentation)
Date: November 14-17, 2020
Presenter: Arshad M. Khanani, M.D., M.A., managing partner and director of clinical research, Sierra Eye Associates, clinical associate professor of ophthalmology, University of Nevada
Presentation: On or before November 13, 2020 the virtual presentations will be available on demand to AAO participants, and Adverum plans to post the presentation under Events and Presentations in the Investors section of the company’s website.

COVID-19
To date, Adverum has experienced limited impact from COVID-19 on its operations and ongoing clinical programs, including the OPTIC and INFINITY clinical trials. The company is continuing to monitor and attempt to address or limit the potential impacts of COVID-19 on its employees and operations, patient safety, patient enrollment, continued participation of patients already enrolled in the company’s clinical studies, protocol compliance, data quality, and overall study integrity.
Financial Results for the Three Months Ended September 30, 2020
•Cash, cash equivalents and short-term investments were $454.5 million as of September 30, 2020, including approximately $203.4 in net proceeds from an underwritten public offering in August 2020, compared to $166.0 million as of December 31, 2019. Adverum expects this quarter-end cash position to fund operations into mid-2022.
•Research and development expenses were $16.7 million for the three months ended September 30, 2020, compared to $9.9 million for the same period in 2019. Research and development expenses increased primarily due to higher personnel-associated costs, material production costs, and laboratory expenses. Stock-based compensation expense included in research and development expenses was $2.1 million for the third quarter of 2020.
•General and administrative expenses were $11.4 million for the three months ended September 30, 2020, compared to $7.4 million for the same period in 2019. General and administrative expenses increased primarily due to higher personnel-associated costs as well as depreciation expense for Adverum’s new headquarters. Stock-based compensation expense included in general and administrative expenses was $4.0 million for the third quarter of 2020.
•Net loss was $27.8 million, or $0.31 per basic and diluted share, for the three months ended September 30, 2020, compared to $16.1 million, or $0.25 per basic and diluted share, for the same period in 2019.

About Adverum Biotechnologies
Adverum Biotechnologies (Nasdaq: ADVM) is a clinical-stage gene therapy company targeting unmet medical needs in serious ocular and rare diseases. Adverum is advancing the clinical development of its novel gene therapy candidate, ADVM-022, as a one-time, intravitreal injection for the treatment of patients with wet age-related macular degeneration and diabetic macular edema. For more information, please visit www.adverum.com.

Forward-looking Statements
Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements regarding: the potential for ADVM-022 in treating patients with wet AMD and DME; Adverum’s expectations that it will present additional data from all four cohorts of the OPTIC Phase 1 trial for ADVM-022 in wet AMD in November 2020; Adverum’s expectations as to its plans to advance ADVM-022 in wet AMD by initiating a pivotal trial mid-2021 and in DME by continuing to enroll patients in the INFINITY trial, Adverum’s expectations that it will present data from the INFINITY trial in the second half of 2021; Adverum’s expectations that it will accelerate its development, manufacturing, and commercial launch plans for ADVM-022; and Adverum’s expectations that its current cash position will fund its operations into mid-2022. All of these statements are based on certain assumptions made by Adverum on current conditions, expected future developments and other factors Adverum believes are appropriate in the circumstances. Adverum may not achieve any of these in a timely manner, or at all, or otherwise carry out the intentions or meet the expectations disclosed in its forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the time and cost of product candidate development and obtaining regulatory approval; the results of early clinical trials not always being predictive of future results; the potential for preliminary or interim results of clinical trials to change as the clinical trial continues or in connection with the preparation and analysis of final results; the potential for future complications or side effects in connection with use of ADVM-022; obtaining regulatory approval for gene therapy product candidates; enrolling patients in clinical trials; reliance on third parties for conducting the OPTIC and INFINITY trials and vector production; the effects of the COVID-19 pandemic on the company’s operations and on the company’s ongoing clinical trials; and ability to fund operations through completion of the OPTIC and INFINITY trials and thereafter. Risks and uncertainties facing Adverum are described more fully in Adverum’s Form 10-Q filed with the SEC on November 5, 2020 under the heading “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor and Media Inquiries:
Myesha Lacy
Adverum Biotechnologies, Inc.
mlacy@adverum.com
1-650-649-1257

(1)Derived from Adverum’s annual audited consolidated financial statements.